Exhibit 99.1
For Immediate Release

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch, CFO	312.595.9123

The Female Health Company Anticipates Lower Sales and
Modest Loss in FY2010 Third Quarter Due to Timing and
Shipment of Large Orders

Board of Directors Declares Third Quarter Cash Dividend
of $0.05 Per Common Share

CHICAGO, July 23, 2010 - The Female Health Company (NASDAQ-CM: FHCO - News), today provided information regarding its financial expectations for the third quarter of FY2010.  The Company announced that it expects to report a significant decline in unit sales for the three months ended June 30, 2010, resulting in a modest net loss for the quarter.  The decline in unit sales is due to timing issues involving the receipt and  shipment of substantial orders.  Prior to this quarter, the Company has recorded positive operating income, excluding restructuring costs, for thirteen consecutive quarters. The Company has routinely noted in its SEC filings and earnings releases, that there is the possibility of significant quarter-to-quarter sales variations due to the timing and shipment of large orders.   The Company will report its operating results for the three and nine months ended June 30, 2010 on August 6, 2010.

The Company’s Chairman and Chief Executive Officer, O.B. Parrish, commented, "we believe that the decline in our third quarter unit sales results from the timing and shipment of large orders and does not represent any fundamental change in the Company’s underlying business trends.  With the global AIDS pandemic continuing unabated, the need for prevention remains strong, as does demand for the FC2 Female Condom.  Management and the Board believe the long term outlook for the Company remains positive."

The Female Health Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share.  The dividend is payable August 11, 2010 to stockholders of record as of August 4, 2010.  The Company announced the initiation of a cash dividend program in January 2010 and has previously paid quarterly dividends under the program in February and May 2010.

"The Company’s Board of Directors and management team believes that the payment of cash dividends allows shareholders to participate directly in the Company’s success," stated O.B. Parrish.  "Our annual profitability has continued to improve during the past couple of years, we remain debt-free, and we continue to generate cash from operations that exceeds the Company’s capital spending requirements.  We believe that utilizing some of our excess cash flow to pay cash dividends is in the best interests of our shareholders."

Any future quarterly dividends and the record date for any such dividend will be approved each quarter by the Company’s Board of Directors and announced by the Company.  Payment of future dividends is in the discretion of the Board of Directors and the Company may not have sufficient cash flows to continue to pay dividends.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and about 100 countries around the world.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., Europe, Canada, Australia, South Africa, Japan, Spain, Greece, Turkey and the People’s Republic of China, and pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.  The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release relate to expected results for the quarter ended June 30, 2010 and the continuation of cash dividends in future periods.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the fiscal year ended September 30, 2009.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.